EXHIBIT 10.34

AGREEMENT BY CALAIS RESOURCES COLORADO, INC. TO PURCHASE
PERPETUAL INDEPENDENT ROYALTY INTEREST DATED JUNE 1, 1988
IN FAVOR OF TUSCO, INCORPORATED

This "Agreement to Purchase Perpetual Independent Royalty Interest Dated June 1, 1988 in Favor of Tusco, Incorporated" (the "Agreement", or "Purchase Agreement") is dated and effective this 4th day of April, 2008.

This Purchase Agreement is entered into by and between Calais Resources Colorado, Inc., a Nevada corporation doing business in Colorado, successor in title to Hendricks Mining Co. a/k/a Hendricks Mining Company ("Hendricks"), a dissolved Colorado corporation, P.O. Box 653, Nederland, CO 80466, and Tusco, incorporated, a Nevada corporation and successor to Columbine Minerals Company, Inc., a Colorado corporation, (hereinafter, "Tusco") 5310 Ward Road, Suite G-07, Arvada, CO 80002.

WHEREAS on June 1, 1988, Hendricks granted to Tusco a perpetual Independent royalty interest (hereinafter, the "royalty interest") in production from the properties described at Exhibit A hereto at gold settlement prices of $800.00 per troy ounce (US$) and above, all as fully described in that certain "Grant of Perpetual Independent Royalty Interest" recorded on June 1,1988 at Film 1530, RN 921374 of the records of Boulder County Colorado; and

WHEREAS the parties have agreed to the terms upon which Calais Resources Colorado, Inc. (hereinafter, "Calais") shall purchase the royalty interest from Tusco;

NOW THEREFORE in consideration of the initial payments to Tusco, Inc. of cash and shares from Calais, and in further consideration of the mutual promises and covenants of the parties, the receipt and sufficiency of which are hereby acknowledged and confirmed, the parties hereby agree as follows:

1.       In addition to the consideration provided for at 2(A) and (B) below, the final purchase price for the purchase of the royalty interest shall be $150,000.00 US (the, "Final Payment") payable at any time during the next twenty (20) years from the date hereof (the "Final Payment Period"). Calais, or any successor in title to the properties described at Exhibit A hereto, may exercise its' right to make the final payment by giving written notice of final payment to Tusco at the above address, or at any successor address to which notice is to be given. The final payment shall be made in the form of cash or certified funds. Each party shall notify the other during the term of this Agreement of any change of address to which notice is to be given, which notice of change shall be in writing and sent by certified or registered mail, return receipt requested.

2.       A. Contemporaneously with the execution of this Agreement and on or before April 15th, 2008, Calais shall pay to Tusco, Inc. the sum of fifteen hundred dollars ($1500.00) US (the "monthly payment"), which monthly payment shall continue to be made by Calais to Tusco on or before the 15th day of each calendar month beginning on May 15, 2008, and continuing on the 15th day of each month thereafter during the life of J. P. LaFollette, during the term of this Agreement and the Final Payment Period. Monthly payments may be made in the form of cash or ordinary commercial check drawn upon an account with sufficient balances to pay the check.

B. As additional consideration for the execution of this Purchase Agreement, Tusco, Inc. shall receive 250,000 of the common shares of Calais Resources, Inc., the parent of Calais Resources Colorado, Inc. Said shares shall be delivered to Tusco, Inc. after appropriate processing, and the execution by Tusco, Inc. of a subscription agreement and compliance certification of a form prepared by and approved by securities counsel for Calais. The compliance certificate shall warrant in appropriate language that Tusco, Inc. is an accredited investor such that the issuance of un-registered securities can be accomplished under one or more exemptions contained in the state and federal securities laws. Tusco will warrant the specific facts that qualify Tusco, Inc. for the exemption or exemptions. The documentation for such issuance will be prepared by Calais Resources, Inc. and forwarded to Tusco, Inc. within thirty (30) days after the execution of this agreement.

The address of J.P. LaFollette a/k/a  J.P.  LaFollette is:

5310 Ward Road  Suite G-07
Arvada, CO  80002

Colo. Drivers License     95-137-1692

3.       The payment of the monthly payment shall relieve Calais and the Exhibit A properties of the burden of the royalty interest, and such royalty need not be paid upon production during the calendar month after the monthly payment is made (for example, the payment made on July 15, 2008 shall be deemed to relieve Calais of the burden to pay royalty (at any settlement price for gold, or upon any and all minerals mined and processed from the Exhibit A properties) for production during the calendar month of August, 2008). Payment of the Final

Payment shall immediately relieve Calais and the Exhibit A properties of the burden of the royalty interest, and the royalty interest shall be re-conveyed to Calais as provided for below.

4.       Calais shall have a grace period until the 25th of each calendar month in which to make the monthly payment, during which grace period the payment shall not be considered overdue or in default. Tusco, inc. shall have the right to declare Calais in default by giving notice in writing of the failure to make a monthly payment prior to the end of the grace period, the effect of such a notice of default, which shall be sent certified, return receipt requested to the address given above, with a copy to:

John R. Henderson
Attorney at Law
Law Offices of John R. Henderson, P.C.
2960 Diagonal Hwy.-Suite 207
Boulder, CO 80301

In the event that a written notice of default is received, Calais shall have a period of ten (10) business days (Monday through Friday, excluding national holidays) after receipt of such notice within which to pay any payment or payments then in arrears.

In the event of a failure of Calais to timely make any monthly payment or payments in arrears after a notice of default, Tusco may deliver to Calais a written notice of demand for final payment (the "demand for final payment"). Upon the delivery of a demand for final payment, Calais shall have a period of ninety (90) days after the date of receipt of such demand for final payment to make any monthly payments in arrears pursuant to the notice of default previously issued, together with the final payment of $150,000.00 US. Such payment shall be made by Calais within ninety days after the date of receipt (or on the next business day next succeeding the ninetieth day if a weekend or national holiday.)

If Calais fails to make the final payment, Tusco, Inc. may serve upon Calais, and may record in the records of Boulder County, Colorado, a Notice of Termination of this Agreement, at which point this Agreement shall be terminated, and the Grant of Perpetual Independent Royalty Interest recorded at Film 1530, RN 921374 shall once again be in full force and effect, and payable on production as per its written terms.

5.  Calais shall not be obligated to make monthly payments upon the fifteenth day of any month, or any month thereafter, succeeding the death of J.P. LaFollette. Tusco, Inc. shall give to Calais written notice of the death of J.P. LaFollette accompanied by a copy of the death certificate of J.P. LaFollette in recordable form within thirty (30) days after the demise of J.P. LaFollette. Tusco, Inc. shall provide an appropriate procedure on its corporate books such that this obligation will be timely carried out in the due course of business.

6.  In the event of the death of J.P. LaFollette, Calais shall have a period of thirty six (36) calendar months after receiving notice of the death of J. P. LaFollette during which to make the final payment of $150,000.00 US to Tusco, Inc. In the event of the failure of Calais Resources Colorado, Inc. or its successor in title to the Exhibit A properties to make such payment within the 36 month period provided, Calais may be served with a Notice of Default by Tusco, Incorporated. If Calais fails to make the payment, Calais shall be contractually liable to Tusco, Inc. for the Final Payment amount, plus simple interest at eight percent (8.0%) from the date of the Notice of Default. Calais shall be further liable for the costs of collection of the Final Payment amount, including reasonable attorney fees. The deed from Tusco, Inc. to Calais shall not be recorded until payment to Tusco, Inc. of the final payment and any associated costs and fees for collection of the final payment.

7.     Calais may prepay any part of the Final Payment in advance, Upon such payment, Tusco shall tender to Calais in recordable form, as approved by the attorney for Calais, written notice of partial payment, which notice shall recite the recordation information for this Agreement, which shall be recorded in the real estate property records of Boulder County, Colorado. The making of a partial Final Payment shall not relieve Calais of the burden of making the monthly payments during the life of J.P. LaFollette.

8.     Contemporaneously with the execution of this Agreement, Tusco shall execute the general warranty deed conveying the royalty interest, a copy of which general warranty deed is attached hereto as Exhibit B.

The executed general warranty deed shall be placed in escrow with the Law Offices of John Henderson     , who shall release it to Calais upon tender of the Final Payment.

9.     Tusco, Inc. shall make no assignment or conveyance of the royalty interest until informing Calais in writing of a proposed assignment or conveyance. Such assignment or conveyance shall be deemed ineffective until such time as the assignee or grantee agrees in writing to be bound by the terms of this agreement and, in a form to be approved by counsel to Calais, and, further, deposits into the escrow established at Section 8 above a document of conveyance (the "further deed") of the royalty interest to Calais. Attached to any document of conveyance shall be a copy of the agreement to be bound hereunder, and a certificate that the further deed has been deposited into escrow, which certificate shall be countersigned by Calais.

10.  This agreement shall be binding upon the parties hereto, and their heirs, successors and assigns to the property described at Exhibit A, and to the Royalty Interest described in the preamble hereto.

11.  This Agreement shall be interpreted and construed under the laws of the State of Colorado.

12.      This Agreement shall be construed as a partially executory contract to purchase an interest in real estate.

13.      Upon purchase of the royalty interest by Calais by making the final payment, and the subsequent recordation of the deed of conveyance, said royalty interest shall be deemed merged into the title of Calais Resources Colorado, Inc. in and to the properties described at Exhibit A hereto.

14.      The parties hereto agree and stipulate that no royalty was payable on any production from the Exhibit A properties Pursuant to the Grant of Perpetual Independent Royalty Interest from June 1, 1988 through the date of this agreement, as no ore or concentrates were produced and sold from said properties at gold settlement prices of $800.00 US per troy ounce or above. The parties further agree and stipulate that no defaults under the June 1, 1988 grant exist as of the date of this Agreement.

15.      Should any provision or provisions of this Agreement, or any application or amendment thereof, be found invalid or unenforceable by any law, statute, legislation, ordinance or decision of any jury, judge or other tribunal or arbitrator, then that provision which is found invalid or unenforceable is severed herefrom and the remainder of this Agreement and any other application of such provision shall not be affected thereby, and shall be carried out in accord with the stated intent of the parties hereto.

Dated and effective this 4th day of April, 2008.

CALAIS RESOURCES COLORADO, INC.	TUSCO, INC.
a Nevada corporation

By: /s/ Thomas S. Hendricks	By /s/ John P. La Follette
President	President

By: /s/ David Young	By:
Secretary	Secretary

STATE OF COLORADO
COUNTY OF JEFFERSON

The foregoing instrument was acknowledged before me this 4th day of April 2008, by Thomas Hendricks, President of Calais Resources Colorado, Inc., a Nevada Corporation doing business in Colorado, on behalf of the corporation.

/s/ Daniel S. Duggan

11/4/2008
Commission expiration date

STATE OF COLORADO
COUNTY OF JEFFERSON

The foregoing instrument was acknowledged before me this 4th day of April 2008, by David Young, Secretary of Calais Resources Colorado, Inc., a Nevada Corporation doing business in Colorado, on behalf of the corporation.

/s/ Daniel S. Duggan

11/4/2008
Commission expiration date

STATE OF COLORADO
COUNTY OF JEFFERSON

The foregoing instrument was acknowledged before me this 4th day of April 2008, by John P. La Follette, President of Tusco, Inc., a Nevada Corporation doing business in Colorado, on behalf of the corporation.

/s/ Daniel S. Duggan

11/4/2008
Commission expiration date